Exhibit 99

Best Buy Reports Second Quarter Results

Enterprise Comparable Sales Increased 5.8%

Domestic Comparable Online Sales Increased 242%

GAAP Diluted EPS Increased 85% to $1.65

Non-GAAP Diluted EPS Increased 58% to $1.71

MINNEAPOLIS, August 25, 2020 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week second quarter ended August 1, 2020 (“Q2 FY21”), as compared to the 13-week second quarter ended August 3, 2019 (“Q2 FY20”).

	Q2 FY21	Q2 FY20
Revenue ($ in millions)
Enterprise	$9,910	$9,536
Domestic segment	$9,128	$8,821
International segment	$782	$715
Enterprise comparable sales % change[1]	5.8%	1.6%
Domestic comparable sales % change[1]	5.0%	1.9%
Domestic comparable online sales % change[1]	242.2%	17.3%
International comparable sales % change[1]	15.1%	(1.9)%
Operating Income
GAAP operating income as a % of revenue	5.7%	3.3%
Non-GAAP operating income as a % of revenue	5.9%	4.0%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$1.65	$0.89
Non-GAAP diluted EPS	$1.71	$1.08

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule.

“Today, we are reporting strong quarterly results in the midst of unprecedented times,” said Corie Barry, Best Buy CEO. “We are encouraged to see the customer demand for our products and services and are proud of the amazing execution of our teams. However, we have not lost sight of the fact that people continue to suffer, and we extend our sympathy to all those who have lost someone to this virus, are sick with COVID-19 or are facing financial hardship as a result of the pandemic.”

Barry continued, “Enterprise revenue growth was almost 4%, even though our stores were open by appointment only for the first six weeks of the quarter. Products that help people work, learn, connect and cook at home, like computing, appliances and tablets, were the largest drivers of our sales growth for the quarter. Trends across most categories and services improved materially throughout Q2 as we opened our stores more broadly for shopping, especially categories like large appliances and home theater that benefit from more experiential shopping. Specifically, enterprise sales growth2 was approximately 16% in the last seven weeks of Q2 after we opened our stores and the strength continued into August, with sales up approximately 20% for the first three weeks of Q3.”

Barry concluded, “Clearly, we are still operating in a dynamic environment, and much uncertainty remains. At the same time, we are encouraged by our clarity of purpose and our momentum, which have guided and will continue to guide our operating model changes and investments. Our purpose to enrich lives through technology is more relevant than it has ever been, and we are confident regarding our execution, adaptability and the opportunities ahead.”

Best Buy CFO Matt Bilunas said, “As a result of the ongoing uncertainty, we are not providing financial guidance today. However, I would note that we are planning for Q3 sales to be higher compared to last year but likely will not continue at the current quarter-to-date level of approximately 20% growth. Also, as our stores are fully reopened, we are planning for Q3 SG&A expense to be more in line with last year’s third quarter.”

Bilunas concluded, “Overall, as we plan for the back half of the year, we continue to weigh many factors including potential future government stimulus actions, the current shift in personal consumption expenditures from areas like travel and dining out, the possible depth and duration of the pandemic, the risk of higher unemployment over time, and the availability of inventory to match customer demand.”

Domestic Segment Q2 FY21 Results

Domestic Revenue

Domestic revenue of $9.13 billion increased 3.5% versus last year. The increase was primarily driven by comparable sales growth of 5.0%, which was partially offset by the loss of revenue from 25 permanent store closures in the past year.

The largest comparable sales growth drivers were computing, appliances and tablets. These growth drivers were partially offset by declines in mobile phones, digital imaging and services.

Domestic online revenue of $4.85 billion increased 242.2% on a comparable basis primarily due to higher conversion rates and increased traffic. As a percentage of total Domestic revenue, online revenue increased to approximately 53.1% versus 16.1% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 22.8% versus 24.0% last year. The gross profit rate decrease of approximately 120 basis points was primarily driven by higher supply chain costs as a result of the increased mix of online revenue and lower profit-sharing revenue from the company’s private-label and co-branded credit card arrangement.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A was $1.56 billion, or 17.1% of revenue, versus $1.76 billion, or 19.9% of revenue, last year. On a non-GAAP basis, SG&A was $1.54 billion, or 16.9% of revenue, versus $1.74 billion, or 19.7% of revenue, last year. Both GAAP and non-GAAP SG&A decreased primarily due to: (1) reduced store payroll expense; (2) lower advertising expense; (3) reduced incentive compensation expense, as the company did not pay or accrue short-term incentive expense for second quarter performance; and (4) lower medical claims expense.

International Segment Q2 FY21 Results

International Revenue

International revenue of $782 million increased 9.4% versus last year. This increase was primarily driven by comparable sales growth of 15.1%, which was partially offset by the impact of approximately 490 basis points of negative foreign currency exchange rates.

International Gross Profit Rate

International gross profit rate of 23.8% was flat to last year.

International SG&A

International SG&A was $142 million, or 18.2% of revenue, versus $166 million, or 23.2% of revenue, last year. SG&A decreased primarily due to lower payroll and benefit expense, primarily in Canada, and the favorable impact of foreign exchange rates.

Dividends and Share Repurchases

In Q2 FY21, the company returned a total of $143 million to shareholders through dividends. On a year-to-date basis, the company has returned a total of $346 million to shareholders through dividends of $284 million and share repurchases of $62 million.

Today, the company announced its board of directors has authorized the payment of a regular quarterly cash dividend of $0.55 per common share. The quarterly dividend is payable on October 6, 2020, to shareholders of record as of the close of business on September 15, 2020.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on August 25, 2020. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) Comparable sales include revenue from all stores that were temporarily closed or operating an enhanced curbside-only operating model in Q2 FY21 as a result of COVID-19. The method of calculating comparable sales varies across the retail industry, including the treatment of store closures as a result of COVID-19. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission, and available at www.investors.bestbuy.com.

(2) The approximately 16% and 20% enterprise sales growth references are based on the company’s interim period data, which the company uses to monitor revenue performance on a daily or weekly interval. The weekly sales growth estimates represent the year-over-year change compared to the same period in the prior fiscal year. Weekly sales growth is based on absolute sales dollar changes and is not presented in accordance with the company’s comparable sales definition. The company’s interim sales data is unaudited and excludes quarter-end revenue accounting adjustments. Other companies may track interim period sales data using different methods and systems, and therefore, the estimated data presented here may not be comparable to any data released by other companies.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “foresee,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: the duration and scope of the COVID-19 pandemic and the impact on demand for our products and services, levels of consumer confidence and our supply chain; the effects and duration of steps we take in response to the pandemic, including the implementation of our interim and evolving operating model; actions governments, businesses and individuals take in response to the pandemic and their impact on economic activity and consumer spending; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers), our expansion strategies, our focus on services as a strategic priority, our reliance on key vendors and mobile network carriers, our ability to attract and retain qualified employees, changes in market compensation rates, risks arising from statutory, regulatory and legal developments, macroeconomic pressures in the markets in which we operate, failure to effectively manage our costs, our reliance on our information technology systems, our ability to prevent or effectively respond to a privacy or security breach, our ability to effectively manage strategic ventures, alliances or acquisitions, our dependence on cash flows and net earnings generated during the fourth fiscal quarter, susceptibility of our products to technological advancements, product life cycle preferences and changes in consumer preferences, economic or regulatory developments that might affect our ability to provide attractive promotional financing, interruptions and other supply chain issues, catastrophic events, health crises, pandemics, our ability to maintain positive brand perception and recognition, product safety and quality concerns, changes to labor or employment laws or regulations, our ability to effectively manage our real estate portfolio, constraints in the capital markets or our vendor credit terms, changes in our credit ratings, any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S., including trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties) and risks arising from our international activities.

A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on March 23, 2020. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended			Six Months Ended
August 1, 2020		August 3, 2019	August 1, 2020	August 3, 2019
Revenue	$9,910	$9,536	$18,472	$18,678
Cost of sales	7,640	7,253	14,237	14,226
Gross profit	2,270	2,283	4,235	4,452
Gross profit %	22.9%	23.9%	22.9%	23.8%
Selling, general and administrative expenses	1,702	1,922	3,437	3,757
SG&A %	17.2%	20.2%	18.6%	20.1%
Restructuring charges	-	48	1	48
Operating income	568	313	797	647
Operating income %	5.7%	3.3%	4.3%	3.5%
Other income (expense)
Investment income and other	8	10	14	24
Interest expense	(15)	(16)	(32)	(34)
Earnings before income tax expense	561	307	779	637
Income tax expense	129	69	188	134
Effective tax rate	22.9%	22.3%	24.2%	21.0%
Net earnings	$432	$238	$591	$503

Basic earnings per share	$1.67	$0.89	$2.28	$1.88
Diluted earnings per share	$1.65	$0.89	$2.26	$1.86

Weighted-average common shares outstanding
Basic	259.5	267.1	259.0	267.4
Diluted	262.1	269.4	261.4	270.9

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	August 1, 2020	August 3, 2019
Assets
Current assets
Cash and cash equivalents	$5,305	$1,289
Short-term investments	-	320
Receivables, net	906	966
Merchandise inventories	4,136	5,208
Other current assets	336	409
Total current assets	10,683	8,192
Property and equipment, net	2,277	2,361
Operating lease assets	2,770	2,774
Goodwill	986	965
Other assets	696	686
Total assets	$17,412	$14,978

Liabilities and equity
Current liabilities
Accounts payable	$6,613	$5,045
Unredeemed gift card liabilities	267	264
Deferred revenue	699	468
Accrued compensation and related expenses	253	343
Accrued liabilities	893	799
Current portion of operating lease liabilities	674	643
Current portion of long-term debt	681	14
Total current liabilities	10,080	7,576
Long-term operating lease liabilities	2,206	2,230
Long-term liabilities	716	640
Long-term debt	632	1,247
Equity	3,778	3,285
Total liabilities and equity	$17,412	$14,978

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Six Months Ended
	August 1, 2020	August 3, 2019
Operating activities
Net earnings	$591	$503
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	414	401
Restructuring charges	1	48
Stock-based compensation	65	74
Deferred income taxes	13	10
Other, net	9	9
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	232	57
Merchandise inventories	1,014	199
Other assets	(17)	(29)
Accounts payable	1,343	(213)
Income taxes	108	(191)
Other liabilities	15	(243)
Total cash provided by operating activities	3,788	625

Investing activities
Additions to property and equipment	(340)	(385)
Purchases of investments	(46)	(319)
Acquisition of a business, net of cash acquired	-	(125)
Other, net	3	1
Total cash used in investing activities	(383)	(828)

Financing activities
Repurchase of common stock	(62)	(328)
Issuance of common stock	22	27
Dividends paid	(284)	(267)
Borrowings of debt	1,250	-
Repayments of debt	(1,257)	(8)
Other, net	(1)	-
Total cash used in financing activities	(332)	(576)

Effect of exchange rate changes on cash and cash equivalents	(6)	(1)
Increase (decrease) in cash, cash equivalents and restricted cash	3,067	(780)
Cash, cash equivalents and restricted cash at beginning of period	2,355	2,184
Cash, cash equivalents and restricted cash at end of period	$5,422	$1,404

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
Domestic Segment Results	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Revenue	$9,128	$8,821	$17,043	$17,302
Comparable sales % change	5.0%	1.9%	(0.3)%	1.6%
Comparable online sales % change	242.2%	17.3%	200.5%	16.0%
Gross profit	$2,084	$2,113	$3,905	$4,122
Gross profit as a % of revenue	22.8%	24.0%	22.9%	23.8%
SG&A	$1,560	$1,756	$3,139	$3,433
SG&A as a % of revenue	17.1%	19.9%	18.4%	19.8%
Operating income	$524	$309	$765	$641
Operating income as a % of revenue	5.7%	3.5%	4.5%	3.7%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,084	$2,113	$3,905	$4,122
Gross profit as a % of revenue	22.8%	24.0%	22.9%	23.8%
SG&A	$1,540	$1,735	$3,099	$3,395
SG&A as a % of revenue	16.9%	19.7%	18.2%	19.6%
Operating income	$544	$378	$806	$727
Operating income as a % of revenue	6.0%	4.3%	4.7%	4.2%

	Three Months Ended		Six Months Ended
International Segment Results	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Revenue	$782	$715	$1,429	$1,376
Comparable sales % change	15.1%	(1.9)%	8.0%	(1.6)%
Gross profit	$186	$170	$330	$330
Gross profit as a % of revenue	23.8%	23.8%	23.1%	24.0%
SG&A	$142	$166	$298	$324
SG&A as a % of revenue	18.2%	23.2%	20.9%	23.5%
Operating income	$44	$4	$32	$6
Operating income as a % of revenue	5.6%	0.6%	2.2%	0.4%

International Segment Non-GAAP Results[1]
Gross profit	$186	$170	$330	$330
Gross profit as a % of revenue	23.8%	23.8%	23.1%	24.0%
SG&A	$142	$166	$298	$324
SG&A as a % of revenue	18.2%	23.2%	20.9%	23.5%
Operating income	$44	$4	$32	$6
Operating income as a % of revenue	5.6%	0.6%	2.2%	0.4%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Computing and Mobile Phones	47%	44%	11.7%	0.6%
Consumer Electronics	29%	32%	(3.8)%	1.0%
Appliances	14%	13%	14.5%	14.0%
Entertainment	5%	5%	(4.4)%	(13.7)%
Services	5%	6%	(8.7)%	10.7%
Other	-%	-%	N/A	N/A
Total	100%	100%	5.0%	1.9%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Computing and Mobile Phones	49%	43%	31.0%	(4.4)%
Consumer Electronics	27%	32%	(4.7)%	1.0%
Appliances	12%	12%	13.4%	11.5%
Entertainment	6%	5%	44.5%	(20.1)%
Services	4%	6%	(11.1)%	4.6%
Other	2%	2%	12.0%	(24.0)%
Total	100%	100%	15.1%	(1.9)%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, goodwill impairments, gains and losses on investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	August 1, 2020			August 3, 2019
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$1,560	$142	$1,702	$1,756	$166	$1,922
% of revenue	17.1%	18.2%	17.2%	19.9%	23.2%	20.2%
Intangible asset amortization[1]	(20)	-	(20)	(18)	-	(18)
Acquisition-related transaction costs[1]	-	-	-	(3)	-	(3)
Non-GAAP SG&A	$1,540	$142	$1,682	$1,735	$166	$1,901
% of revenue	16.9%	18.2%	17.0%	19.7%	23.2%	19.9%

Operating income	$524	$44	$568	$309	$4	$313
% of revenue	5.7%	5.6%	5.7%	3.5%	0.6%	3.3%
Intangible asset amortization[1]	20	-	20	18	-	18
Acquisition-related transaction costs[1]	-	-	-	3	-	3
Restructuring charges[2]	-	-	-	48	-	48
Non-GAAP operating income	$544	$44	$588	$378	$4	$382
% of revenue	6.0%	5.6%	5.9%	4.3%	0.6%	4.0%

Effective tax rate			22.9%			22.3%
Intangible asset amortization[1]			0.1%			0.1%
Restructuring charges[2]			-%			0.4%
Non-GAAP effective tax rate			23.0%			22.8%

	Three Months Ended			Three Months Ended
	August 1, 2020			August 3, 2019
	Pretax Earnings	Net of Tax[3]	Per Share	Pretax Earnings	Net of Tax[3]	Per Share
GAAP diluted EPS			$1.65			$0.89
Intangible asset amortization[1]	$20	$15	0.06	$18	$13	0.05
Acquisition-related transaction costs[1]	-	-	-	3	2	0.01
Restructuring charges[2]	-	-	-	48	37	0.13
Non-GAAP diluted EPS			$1.71			$1.08

	Six Months Ended			Six Months Ended
	August 1, 2020			August 3, 2019
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$3,139	$298	$3,437	$3,433	$324	$3,757
% of revenue	18.4%	20.9%	18.6%	19.8%	23.5%	20.1%
Intangible asset amortization[1]	(40)	-	(40)	(35)	-	(35)
Acquisition-related transaction costs[1]	-	-	-	(3)	-	(3)
Non-GAAP SG&A	$3,099	$298	$3,397	$3,395	$324	$3,719
% of revenue	18.2%	20.9%	18.4%	19.6%	23.5%	19.9%

Operating income	$765	$32	$797	$641	$6	$647
% of revenue	4.5%	2.2%	4.3%	3.7%	0.4%	3.5%
Intangible asset amortization[1]	40	-	40	35	-	35
Acquisition-related transaction costs[1]	-	-	-	3	-	3
Restructuring charges[2]	1	-	1	48	-	48
Non-GAAP operating income	$806	$32	$838	$727	$6	$733
% of revenue	4.7%	2.2%	4.5%	4.2%	0.4%	3.9%

Effective tax rate			24.2%			21.0%
Intangible asset amortization[1]			-%			0.2%
Restructuring charges[2]			-%			0.3%
Non-GAAP effective tax rate			24.2%			21.5%

	Six Months Ended			Six Months Ended
	August 1, 2020			August 3, 2019
	Pretax Earnings	Net of Tax[3]	Per Share	Pretax Earnings	Net of Tax[3]	Per Share
GAAP diluted EPS			$2.26			$1.86
Intangible asset amortization[1]	$40	$30	0.12	$35	$26	0.10
Acquisition-related transaction costs[1]	-	-	-	3	2	0.01
Restructuring charges[2]	1	1	-	48	37	0.13
Non-GAAP diluted EPS			$2.38			$2.10

(1)Represents charges associated with acquisitions, including: (1) the non-cash amortization of definite-lived intangible assets, including customer relationships, tradenames and developed technology; and (2) acquisition-related transaction costs primarily comprised of professional fees.

(2)Represents charges and adjustments associated with U.S. retail operating model changes.

(3)The non-GAAP adjustments relate primarily to adjustments in the U.S. As such, the income tax charge is calculated using the statutory tax rate of 24.5% for all periods presented.

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Non-GAAP ROI is defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	August 1, 2020[1]	August 3, 2019[1]
Net earnings	$1,629	$1,515
Total assets	16,612	14,592
ROA	9.8%	10.4%

Non-GAAP Return on Investment ("ROI")	August 1, 2020[1]	August 3, 2019[1]
Numerator
Operating income - total operations	$2,159	$1,947
Add: Non-GAAP operating income adjustments[2]	71	120
Add: Operating lease interest[3]	112	113
Less: Income taxes[4]	(574)	(534)
Add: Depreciation	748	756
Add: Operating lease amortization[5]	667	652
Adjusted operating income after tax	$3,183	$3,054

Denominator
Total assets	$16,612	$14,592
Less: Excess cash[6]	(2,081)	(915)
Add: Capitalized operating lease assets[7]	-	1,502
Add: Accumulated depreciation and amortization[8]	6,964	6,572
Less: Adjusted current liabilities[9]	(8,124)	(8,044)
Average invested operating assets	$13,371	$13,707

Non-GAAP ROI	23.8%	22.3%

(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for intangible asset amortization, acquisition-related transaction costs and restructuring charges. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company's quarterly earnings releases.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. For periods prior to FY20, the add-back is approximated by using a multiple of 15% of total rent expense. For periods beginning on or after FY20, the add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)

Capitalized operating lease assets represent the estimated net assets that the company would record if the company's operating leases were owned. For periods prior to FY20, the asset is approximated by using a multiple of four times total rent expense. For periods beginning on or after FY20, capitalized operating lease assets are included within Total assets and therefore no adjustment is necessary.

(8)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(9)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.